Exhibit 99.1

NEWS BULLETIN
    FROM:
 CalAmp Logo



FOR IMMEDIATE RELEASE

 CalAmp Announces Acquisition of AirIQ's Vehicle Finance Division

  Acquisition Provides CalAmp with Leading Position in Asset Tracking
           Products and Services for Vehicle Finance Market

OXNARD, CA, March 16, 2007 - CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless communication solutions, announced today that it has agreed to acquire the Vehicle Finance division of AirIQ Inc. (TSX:IQ), a leader in global wireless security, for cash consideration of $19 million. The transaction is expected to close today. The Vehicle Finance division, which generated 2006 revenues of approximately $15 million and currently operates under the Aircept brand, sells Global Positioning Satellite (GPS) and cellular-based wireless asset tracking products and services to vehicle lenders that specialize in automobile financing for high credit risk
individuals.    The acquisition is expected to be accretive to CalAmp after excluding amortization of intangible assets arising from the acquisition.

AirIQ's Vehicle Finance solution includes an integrated unit comprised of a wireless cellular transceiver, GPS receiver and computer processor that is installed in the vehicle. In addition, AirIQ's proprietary back-office software, which CalAmp will use under a license agreement, manages the flow of information and allows lenders to access real-time information about the vehicle. If the vehicle is stolen or if payment is in default, lenders can remotely disable the vehicle and quickly and easily pinpoint its location.

"The acquisition of AirIQ's Vehicle Finance division significantly expands CalAmp's existing mobile resource management (MRM) business with a complete end-to-end solution and leading position in this burgeoning market," said Fred Sturm, President and Chief Executive Officer of CalAmp. "We believe there is growing demand for this service by vehicle lenders seeking ways to mitigate payment default risk and preserve the value of their collateral. Moreover, as the equipment manufacturer and service provider, CalAmp will benefit through both hardware sales and recurring service revenue from an installed customer base of approximately 150,000 vehicles."

Mr. Sturm concluded, "We plan to leverage this business by offering end-to-end products and services to our existing public safety and industrial monitoring and control markets. We also expect to realize approximately $1 million in annual savings by using system hardware developed by CalAmp. This acquisition represents another important step in our strategy to expand CalAmp's wireless datacom business to complement our leadership position in the satellite television market."

During calendar 2006, AirIQ's Vehicle Finance division generated approximately $10 million of hardware sales and approximately $5 million of recurring data service revenue. On a blended basis, the 2006 gross margin of the Vehicle Finance business was approximately 35%. CalAmp expects to employ approximately 35 former AirIQ employees, and will operate the Vehicle Finance business from the existing facility in Lake Forest, California.

About CalAmp Corp.
CalAmp is a leading provider of wireless communications products that enable anytime/anywhere access to critical information, data and entertainment content. With comprehensive capabilities ranging from product design and development through volume production, CalAmp delivers cost-effective high quality solutions to a broad array of customers and end markets. CalAmp is the leading supplier of Direct Broadcast Satellite (DBS) outdoor customer premise equipment to the U.S. satellite television market. The Company also provides wireless data communication solutions for the telemetry and asset tracking markets, private wireless networks, public safety communications and critical infrastructure and process control applications. For additional information, please visit the Company's website at www.calamp.com.

About AirIQ
AirIQ trades on the Toronto Stock Exchange under the symbol IQ. A leader in Global Wireless Security, AirIQ is headquartered in Pickering, near Toronto, Canada, with an office in San Diego, California, U.S.A. The Company operates as a wireless Internet applications service provider specializing in location-based services. AirIQ's services are offered to three primary markets: Commercial Fleets; Consumer; and Marine Fleets. AirIQ gives vehicle and vessel owners the abilities to manage and protect their mobile assets. AirIQ's services include: vehicle locating, boundary notification, automated inventory, maintenance reminders, security alerts, vehicle disabling, unauthorized movement alerts and many more features. For additional information on AirIQ or its products and services, please visit the Company's website at www.airiq.com.

Forward-Looking Statement
Statements in this press release that are not historical in nature are forward-looking statements, which involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, competition, the timing of customer approvals of new product designs, operating costs, the Company's ability to efficiently and cost-effectively integrate its acquired businesses, and other risks and uncertainties that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT THE COMPANY:             AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                Lasse Glassen
Chief Financial Officer     General Information
(805)987-9000               (310)854-8313
                            lglassen@financialrelationsboard.com